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                                  NEWS RELEASE
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Release Date:   Wednesday, January 13, 2010

Release Time:   Immediate

Contact:        Eric E. Stickels, Executive Vice President & CFO

Phone:          (315) 366-3702

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Oneida Financial Corp. Announces Semiannual Dividend

         Oneida, NY, January 13, 2010 - Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. (NASDAQ:ONFC), today announced that the Company has declared a cash dividend of twenty-four cents ($0.24) per share of the Company's common stock for the six month period ended December 31, 2009. The dividend is payable to shareholders of record as of January 29, 2010 and will be paid on February 9, 2010.

         Kallet stated, "The Board of Directors and management of Oneida Financial Corp. remain confident in the Company's ability to generate operating profits and maintain strong asset quality during these uncertain economic times." Kallet continued, "The Company's retail banking operations, municipal banking and its' insurance and financial service businesses continue to grow and contribute to Oneida Financial Corp.'s ongoing profitability."

         The Board of Trustees of Oneida Financial MHC, the majority shareholder of the company owning 55.3% of the outstanding common stock, intends to continue waiving its receipt of cash dividend payments.

             Oneida Financial Corp. reported total assets at September 30, 2009 of $574.1 million and shareholders' equity of $54.6 million. The Company's wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and financial services company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management. Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties.